Exhibit 10.14
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                       AGREEMENT AND RELEASE

JOSE M. SARIEGO ("Employee") and MasTec, Inc., a Florida corporation ("MasTec") agree as follows:

1. MasTec and Employee mutually agree that Employee will resign as Senior Vice President, General Counsel and Secretary of MasTec and as Vice President, General Counsel and Secretary of all of MasTec's subsidiaries and affiliates due to MasTec's decision to outsource the MasTec Legal Department for cost reasons, effective December 31, 2002 (the "Resignation Date").

2. Until June 30, 2003, Employee will reasonably cooperate and assist MasTec telephonically without further compensation other than the compensation and other consideration described this Agreement and customary witness fees, in connection with any legal or other similar proceeding, including any external or internal investigation, involving MasTec or any of its subsidiaries or affiliates, by furnishing such information (including, if required, testimony) as may be reasonably requested by MasTec from time to lime, so long as such cooperation and assistance does not interfere with Employee's business or employment activities Employee will have no other service obligations to MasTec after the Resignation Date.

3. In consideration of Employee's resignation and the other covenants of Employee in this Agreement, MasTec will pay Employee, in addition to his current salary through the Resignation Date, (a) $40,000 on January 3, 2003 and (b) $80,000 payable in equal bi-weekly installments in accordance with MasTec's payroll policies through June 30, 2003, subject to tax withholdings; provided that, if a "Change of Control" as defined in the existing Employment Agreement between Employee and MasTec effective as of January 1. 2001 (the 'Existing Agreement") occurs prior to payment of all installments due under this Section 2, all unpaid installments will become immediately due and payable as of the effective date of the Change of Control.

4. Employee will not be entitled to any bonus or other compensation other than salary for services tendered through December 31, 2002. Employee acknowledges that in accordance with the incentive compensation plan applicable to Employee, Employee would not be entitled to a bonus for 2002.

5. Employee will continue on MasTec's payroll and will continue to be entitled to participate in MasTec's health, life insurance, accident insurance and disability benefit programs, MasTec's 401(k) retirement plan and MasTec's Non-Qualified Employee Stock Purchase Plan as if employed full-time by MasTec through June 30, 2003. Employee will not, however, be entitled to: (a) any vacation, holiday, sick or personal days after December 31, 2002 or (b) any bonus award of any kind under any incentive compensation plan of MasTec or its subsidiaries

6. MasTec will continue to pay the premiums on Employee's behalf under the split dollar life insurance program in which Employee currently participates until June 30, 2003. After that date, Employee may, at Employee's option (a) purchase the life insurance policy for the aggregate amount of premiums paid by MasTec under the policy through the date of purchase or (b) terminate Employee's interest in the policy. If Employee elects to purchase of the policy, MasTec will assign the policy to Employee and Employee will assume all obligations of MasTec under the policy, including the payment of any future premiums. If Employee elects to terminate Employee's interest in the policy, (i) Employee will provide MasTec with appropriate documentation to assign the policy and the collateral under the policy to MasTec and (ii) in accordance with the split dollar program, MasTec will promptly pay to Employee the excess of the cash surrender value under the policy over the premiums paid by MasTec, if any.

7. MasTec will pay Employee on January 3, 2003 the amounts in Employee's deferred compensation plan as of December 31, 2002.

8. MasTec will reimburse Employee promptly for any expenses incurred by Employee on MasTec's behalf in accordance with MasTec's expense reimbursement policies.

9. All unvested stock options previously granted to Employee will vest as of December 31, 2002. Employee will be entitled to retain all stock options previously granted to Employee through the full term of the options, subject to Employee complying with the terms of this Agreement and any agreement under which the options were issued. If Employee violates the terms of this Agreement or any other agreement under which the options were issued, all outstanding options will immediately terminate and not be exercisable by Employee.

10. Employee will be entitled to keep (a) the laptop computer that Employee currently uses and (b) the cellular phone that Employee currently uses. Employee will delete any confidential information (as defined below) stored in the laptop computer. Employee will assume all obligations for telephone service related to the cellular phone after December 31, 2002.

11. On or before December 31, 2002, Employee will deliver or cause to be delivered to MasTec, (a) all keys, ID cards, corporate credit card, laptop computer or other computer hardware, computer software of any kind, electronic address book, portable phone, radio, electronic beeper or other electronic devices, equipment and all other property belonging to MasTec, other than the laptop computer and cellular phone being retained by Employee as contemplated in this Agreement and the software contained therein, and (b) all originals and copies of any drawings, books, manuals, letters, notes, notebooks, report financial statements, business plans, projections, data base, or documents, materials or information in Employee's possession or control containing or describing any Confidential Information (as defined below) or otherwise relating to MasTec or any of its subsidiaries or affiliates.

12. In consideration for the payments and other covenants of MasTec in this Agreement, Employee and his heirs, representatives, executors, successors and assigns (collectively, the "Employee Releasors"), acquit, release and forever discharge MasTec and its agents servants, officers, directors, shareholders, employees, predecessors, subsidiaries, affiliates, successors, assigns and other representatives (collectively, the "MasTec Released Parties") from all claims, demands, debts, damages, liabilities, obligations, actions or causes of action, whether known or unknown, foreseen and unforeseen, fixed, accrued or contingent, liquidated or unliquidated, matured or unmatured, direct or derivative or consequential, arising from contract. tort, statute, regulation or otherwise (collectively, "Claims"), including, without limitation (a) Claims for fraud Intentional misconduct, simple or gross negligence, criminal conduct, slander or libel, (b) Claims to connection with Employee's employment (including wrongful termination breach of express or implied contract, unpaid wages, unemployment compensation, accrued vacation, holidays or sick days, employee benefits, or under any federal, state, or local employment laws, regulations, or executive orders prohibiting discrimination of any kind, including discrimination on the basis of age, race, sex, sexual preference, marital status, national origin, religion, handicap, and disability discrimination, such as the Age Discrimination in Employment Act ("ADEA"); Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act, and Florida's Civil Rights Act, and
     (c) any other Claim of any kind whatsoever, arising out of, resulting from or in any way connected with any act, omission, fact, event, occurrence, matter, agreement, happening, representation, warranty, promise or transaction of any kind that the Releasors ever had or may now have against the Released Parties, from the beginning of time to the date of this Agreement, other than the obligations of MasTec under (a) this Agreement, (b) any stock option agreement covering the options described in this Agreement, (c) the MasTec 401(k) plan and other benefit programs that Employee is entitled to participate in as contemplated by this Agreement, and (d) the indemnification and advancement of expenses provisions of MasTec's bylaws as amended as of April 16, 2602 and the resolutions of the MasTec Board of Directors dated October 31, 2001.

13. In consideration for the covenants of Employee in this Agreement, the MasTec Released Parties acquit, release and forever discharge the Employee Releasors from all Claims, other than the obligations of Employee under (a) this Agreement and (b) the Existing Agreement.

14. The parties agree that all matters relating to this Agreement are strictly confidential and that neither party or its representatives will disclose or disseminate any information concerning any tern or terms hereof to any third person or persons, unless required by law.

15. The prevailing party in any suit or other proceeding to enforce this Agreement will be entitled to (a) attorneys' fees and court costs incurred in enforcing this Agreement or in defending any claim brought in violation hereof and (b) interest an any amount not paid when due at a rate per annum equal to eighteen percent (18%) or the maximum amount permitted by law.

16. Employee will not make any statements about or relating to MasTec or its affiliates, its officers, directors, shareholders, agents or independent contractors that are disparaging, critical or likely to cause embarrassment. MasTec will not make any statements about or relating to Employee that are disparaging, critical or likely to cause embarrassment. No statement or other communication regarding Employee made by MasTec or any of its representatives will be inconsistent with the reasons for the termination of Employee's employment set forth in Section 1 of this Agreement.

17. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Florida, without regard to its conflict of laws rules. MasTec and Employee each consent to the jurisdiction of any state or federal court located within Miami-Dade County. State of Florida, and consent that all service of process may be made by registered or certified mail directed to the appropriate party at the address set forth in this Agreement. Each party waives any objection which such party may have based on lack of jurisdiction or improper venue or forum non conveniens to any suit or proceeding instituted by the other party under this Agreement in any state or federal court located within Miami-Dade County, Florida and consents to the granting of such legal or equitable relief as is deemed appropriate by the court.

18. This Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and there are no promises, agreements, conditions, undertakings. warranties, or representations, whether written or oral, express or implied, between the parties other than as set forth herein. This Agreement cannot be amended, supplemented, or modified except by an instrument in writing signed by the parties against whom enforcement of such amendment, supplement or modification is sought.

19. Any notices demands consents agreements requests or other communications which may be or are required to be given, served or sent by any party to any other party or obtained from any party pursuant to this Agreement must be in writing and must be (a) mailed by first-class mail, registered or certified, return receipt requested, postage prepaid, (b) hand delivered personally by independent courier, or (c) transmitted by telecopier addressed as follows:

         a.         If to Employee:

                    Jose Sariego
                    540 Bay Point Road
                    Miami, FL 33137

         b.         If to MasTec:

                    MasTec, Inc
                    3155 N.W. 77th Avenue
                    Miami, FL 33122-1205
                    Attn.: Legal Department
                    Telecopier:  (305) 406-1907

     Each party may designate by notice in writing a new address to which any notice, demand, consent, agreement, request or communication may thereafter be given, served or sent. Each notice, demand, consent agreement, request or communication which is mailed, hand delivered or transmitted in the manner described above will be deemed received for all purposes at such time as it is delivered to the addressee (with the return receipt, the courier delivery receipt or the telecopier answer back confirmation being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation

20. EMPLOYEE KNOWINGLY, VOLUNTARILY, IRREVOCABLY UNCONDITIONALLY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY CLAIMS COVERED BY THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PERSON OR PARTY AND RELATED TO THIS AGREEMENT OR ANY CLAUSE, THIS IRREVOCABLE WAIVER OF THE RIGHT TO A JURY TRIAL BEING A MATERIAL INDUCEMENT FOR MASTEC TO ENTER INTO THIS AGREEMENT

EXECUTED:  as of December 1, 2002.

EMPLOYEE:


       /s/ JOSE M. SARIEGO
       -----------------------
NAME:  JOSE M. SARIEGO

MASTEC:

MASTEC, INC.

By:    /s/ Austin J. Shanfelter
       -------------------------
Name:  Austin J. Shanfelter
       President and CEO